Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-47917, 333-39471, 333-67810, 333-60470, 333-60466, 333-101557, 333-97972 and 333-108311), and in the Registration Statement on Form S-3 (No. 333-89885) of Patterson-UTI Energy, Inc. and its subsidiaries of our report dated February 24, 2005 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated February 24, 2005 relating to the financial statement schedules, which appears in this
Form 10-K.

PricewaterhouseCoopers LLP
Houston, Texas
February 25, 2005